EXHIBIT 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement is made and entered into by and between AMCOL International Corporation (“the Company”) and Lawrence E. Washow (“the Executive”), dated November 19, 2010 (“this Agreement”).

WHEREAS, the Executive is employed as Chief Executive Officer of the Company and is serving as a member of the Company’s Board of Directors; and

WHEREAS, the Executive and the Company entered into an employment agreement dated as of March 25, 2009 (“the Employment Agreement”); and

WHEREAS, the Executive has determined that he wishes to retire from the Company effective as of December 31, 2010; and

WHEREAS, the Executive and the Company wish to set forth the terms and conditions under which the Executive will serve during the Company’s transition to a new Chief Executive Officer on January 1, 2011, and of his retirement;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. Resignation.  The Executive hereby resigns and retires from his position as President and Chief Executive Officer of the Company, from the Board of Directors of the Company, and from all other positions and offices with the Company and any affiliate of the Company, all effective as of the close of business on December 31, 2010 (“the Retirement Date”).

2. Transition Period.  From the date of this Agreement through the Retirement Date, the Executive shall continue to serve as the Company’s President and Chief Executive Officer, pursuant to the terms of the Employment Agreement, and as a member of its Board of Directors.

3. Consultation and Assistance.  The Executive agrees to provide reasonable assistance to aid in management transition following the Retirement Date and to consult with the successor CEO of the Company, if requested, in regard to business matters for 24 months from the Retirement Date.  In addition, the Executive agrees to consult with the Company in regard to any litigation brought by or against the Company.  Such cooperation will include, but not be limited to, reviewing documents, providing the Company and/or its attorneys with accurate and complete information, and appearing at any meeting, hearing or trial and testifying truthfully regarding matters about which the Executive has personal knowledge.  The Company will reimburse the Executive for reasonable out of pocket expenses incurred in connection with his duties under this Section.

4. Additional Compensation.

(a) If the Executive is employed by the Company on the Retirement Date, subject to Section 6 below, he will be entitled to receive his Annual Bonus for 2010, as determined pursuant to the Annual Cash Incentive Plan (“the Cash Plan”), on or before March 15, 2011.

(b) If the Executive is employed by the Company on the Retirement Date, subject to Section 6 below, he will receive $670,000 per year, for 24 months following the Retirement Date, payable pursuant to Employer’s regular payroll practices, except that no amount shall be paid between the Retirement Date and the six-month anniversary of the Retirement Date (“the Suspension Period”), at which time all payments suspended during the Suspension Period will be paid in a lump sum without interest and the normal payment schedule will resume.

(c) If the Executive is employed by the Company on the Retirement Date, subject to Section 6 below, and if permitted by the plan documents, the Executive and his dependents will continue to be eligible for coverage, at the Company’s cost and expense, under the Company’s group health, dental and prescription group plans for a period commencing on the Retirement Date and ending on the earlier of (i) 24 months after the Retirement Date and (ii) the date on which the Executive accepts a position with another employer.  The Executive acknowledges that under the Internal Revenue Code (“the Code”), these amounts will be treated as imputed income to him for income tax purposes.

(d) If the Executive’s group health, dental and prescription coverage continues for 24 months under subsection (c) above, then following the expiration of that 24-month period, if the Executive is still living, and if permitted by the plan documents, the Executive and his dependents will continue to be eligible for coverage, at the Executive’s cost and expense, under the Company’s group health, dental and prescription group plans until the earliest of (i) the Executive’s eligibility for Medicare benefits, (ii) the date on which the Executive accepts a position with another employer, or (iii) the date the Executive ceases paying for such coverage.  If the coverage otherwise required to be provided under this subsection (d) or subsection (c) above is not permitted by the terms of the applicable plan documents, the Executive may independently obtain comparable coverage and the Company shall reimburse the Executive for the cost of such comparable coverage under subsection (c) above that is otherwise not permitted, or in the case of comparable coverage in lieu of coverage under this subsection (d), the cost of such comparable coverage in excess of the cost of coverage under this subsection (d).

(e) Notwithstanding any provisions of this Section 4 to the contrary, if Executive breaches any provision of this Agreement, the payment of the Annual Bonus pursuant to Section 4(a), any payments due under Section 4(b) and the continuation or eligibility for benefits under Section 4(c) or 4(d) shall cease immediately upon such breach and the Executive shall have no right to further payments or benefits under this Agreement.  In addition to the foregoing, and to protect and compensate the Company in the event of such breach by the Executive, the Company shall be entitled to any and all remedies at law and equitable relief as described in Section 7.3 of the Employment Agreement.

(f) Except as provided in this Agreement, the Executive will not receive any other severance payments or other benefits from the Company in connection with his resignation and retirement.

5. Stock Options.

(a) Attached hereto as Exhibit A is a schedule of all outstanding stock options previously granted to the Executive by the Company as of the date hereof (“the Stock Options”).  From the date hereof through the Retirement Date, the Stock Options shall continue to vest in accordance with the governing terms of the applicable stock plan and/or the option agreement or other award documentation governing such Stock Options.

(b) Notwithstanding any provision of the Employment Agreement or any award agreement evidencing a Stock Option, if the Executive is employed by the Company on the Retirement Date, upon the Retirement Date (and immediately prior to the termination of the Executive’s employment) each Stock Option shall, to the extent not theretofore vested, become fully vested and exercisable.

(c) Notwithstanding any provision of the Employment Agreement or any award agreement evidencing a Stock Option, following the Retirement Date and the effective date of the Mutual Release pursuant to Section 6, the Executive shall be entitled to exercise each Stock Option, in whole or in part, until the Option Expiration Date set forth in Exhibit A with respect to such Stock Option.  If not exercised, the options will terminate.  This Agreement shall constitute an amendment to any award agreement evidencing a Stock Option to the extent such an amendment is necessary to reflect the extended period for exercising the Stock Option pursuant to the provisions of this Section 5(c).

6. Mutual Release.  No amounts will be paid pursuant to Section 4(a), (b), (c) or (d), and the accelerated vesting and extended exercise period for Stock Options pursuant to Section 5 shall not apply, if the Executive does not sign a Mutual Release in the form set forth at Exhibit B on or after December 31, 2010, but before January 5, 2011.

7. SEC Section 16 Requirements.  For six (6) months after the Retirement Date, the Executive agrees to: (1) notify and receive advance approval from the Company’s Chief Financial Officer or Secretary at least one business day before the Executive engages in any transaction relating to any Company securities, and (2) deliver (or cause to be delivered to him) sales prices and related details promptly after the transaction.  This will assist the Company in timely filing Form 4s on the Executive’s behalf (under the Power of Attorney previously signed by Executive) with the U.S. Securities and Exchange Commission (“SEC”) within the two business day period specified by applicable SEC rules.

8. Covenants.

(a) Non-Disclosure and Non-Solicitation.  The Executive acknowledges that the successful marketing and development of the Company’s products requires substantial time and expense.  Such efforts utilize and generate valuable confidential and proprietary information, and Executive obtained and will obtain knowledge during the course of his employment with the Company.

As used herein, “Confidential Information” means any information of the Company that the Company considers to be proprietary and treats as confidential or information of any third party that the Company is under an obligation to keep confidential, including but not limited to the following: (i) trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, (ii) employment status, salaries and other personnel information, decisions to offer employment, pre-employment testing and screening results, citizenship status, disability status, performance issues, executive evaluations, medical problems of executives and executives’ families, garnishments and levies against wages, contents of employment agreements, statements regarding the financial condition of the Company or any subsidiary or affiliated entity, payments made to or expenses incurred by the Company or any of its executives, shareholders or directors, discounts given by the Company, vendors and other parties, minutes of Board meetings of the Company or any subsidiary or affiliated entities, contents of contracts, legal matters by or against the Company or any subsidiary or affiliated entities, business strategies, plans, proposals, names of customers and potential customers; and (iii) other information or materials of the Company marked or noticed by the Company as being confidential, whether constituting a trade secret or not, and whether proprietary or not, which are of value to the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Illinois Trade Secrets Act. Confidential Information does not include: (i) information that at the time of disclosure is in the public domain through no fault of the Executive; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for public release by written authorization of the Company; or (iv) information that is required by law or an order of any court, agency or proceeding to be disclosed. The Executive acknowledges and agrees that the Company shall retain exclusive ownership of all right, title, and interest in the Confidential Information, including any and all worldwide copyrights, trade secrets, patent, and confidential and proprietary information rights. The Executive agrees to undertake the following obligations, which Executive acknowledges to be reasonably designed to protect the Company’s legitimate business interests without unnecessarily or unreasonably restricting Executive’s post-employment opportunities:

(i) Executive agrees that he will not at any time, whether during or after the cessation of his employment, reveal or permit any other person or entity to reveal, any of the Confidential Information to any person or any entity, except, and only to the extent, as may be required in the ordinary course of performing Executive’s assigned duties as an executive of the Company, and Executive agrees to keep secret, and take all necessary precautions against disclosure of, all Confidential Information and all matters entrusted to him and not to use or attempt to use any Confidential Information in any manner that may cause injury or loss, or may be calculated to cause injury or loss, whether directly or indirectly, to the Company or its customers;

(ii) The Executive agrees that during and after his employment he shall not remove, copy, duplicate or otherwise reproduce, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs except as required to perform the Executive’s duties for the Company; and

(iii) Upon cessation of his employment relationship with the Company, the Executive shall immediately deliver to the Company all Confidential Information and other materials relating to the Company in his possession or delivered to him by the Company, including computer programs, files, notes, records, memoranda, reports, lists, drawings, sketches, specifications, data, charts, and other documents, materials and things (“Materials”), whether or not containing Confidential Information, whether or not prepared by the Executive, it being agreed that all Materials shall be and remain the sole and exclusive property of the Company.

(b) Non-Solicitation.  Without limiting the obligations of Section 8(a) the Executive agrees that while he is employed by the Company prior to the Retirement Date and for a period of one year following his Retirement Date he will not, whether alone or as employee, owner, partner, officer, director, consultant, agent, executive, independent contractor, or stockholder of any firm, corporation or other commercial enterprise, directly or indirectly solicit business from: (x) any customer of the Company with which Executive had contact,  participated in the contact, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company within the one year period preceding the Date of Termination, or (y) any current customer prospect of the Company for whom Executive directly or indirectly assisted in the preparation or submission of a proposal made by the Company to such customer prospect during the one year period preceding the Retirement Date, unless the Company acknowledges in writing its intent not to further pursue such customer prospect; provided, further, that the Executive shall, however, be permitted to own securities of any public company not in excess of 5% of any class of such securities and to own stock, partnership interests or other securities of any non-public entity not in excess of 5% of any class of such securities, and such ownership shall not be considered to be in competition with the Company; and except as may be required in the ordinary course of performing his duties as an employee of the Company, while employed prior to the Retirement Date and during the one year period immediately following the Retirement Date, Executive shall not, directly or indirectly, solicit or attempt to solicit any employee of the Company to work for any person, partnership or entity other than the Company, or engage in any activity that would cause any such employee to violate any agreement with the Company, or dissuade, or attempt to dissuade, any such employee from faithfully discharging such employee’s contractual and fiduciary obligations to serve the Company’s interests with undivided loyalty.

(c) Non Competition.  Without limiting the obligation imposed by Section 8(a) and (b), and to more fully protect the Confidential Information, Executive hereby agrees that while he is employed by the Company prior to the Retirement Date and for a period of one year following the Retirement Date, he will not, directly or indirectly, anywhere in the world where the Company conducts business, render services to any Conflicting Organization in any capacity in which the Confidential Information of the Company would reasonably be considered to be useful to the Conflicting Organization; provided, however, that the Executive may render services to a Conflicting Organization (and which has separate and distinct divisions), as long as such services are being rendered solely to a part of the business that is separate and distinct from the part of the business that renders such person or entity a Conflicting Organization.

(d) If, at the time of enforcement of Sections 8(a), (b) and (c), a court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions.

(e) Remedies.  Executive recognizes and agrees that a breach of any or all of the provisions of Sections 8(a), (b) and (c) will constitute immediate and irreparable harm to the Company for which damages cannot be readily calculated and for which damages are an inadequate remedy.  Accordingly, the Executive acknowledges that in addition to any and all remedies at law, the Company shall be entitled, without bond, to specific performance or injunctive or other equitable relief to prevent the breach or threatened breach of Executive’s obligations under this Agreement.

(f) Intellectual Property.  The Executive shall disclose immediately to the Company all ideas, inventions and business plans that he makes, conceives, discovers or develops during the course of his employment with the Company, including any inventions, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights) (“Work Product”) that: (i) relate to the business of the Company or any customer or supplier to the Company or any of the products or services being developed, manufactured, sold or otherwise provided by the Company or that may be used in relation therewith; (ii) result from tasks assigned to Executive by the Company; or (iii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company. The Executive agrees that any Work Product shall be the property of the Company and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”). If and to the extent that any such Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, Executive expressly assigns to the Company all right, title and or interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on the part of the Executive.

To the extent applicable, pursuant to the Illinois Employee Patent Act, the Company hereby notifies the Executive that the preceding paragraph does not apply to any inventions for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless: (i) the invention relates (a) to the Company’s business, or (b) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by the Executive for the Company.

Executive agrees that upon disclosure of Work Product to the Company, the Executive will, during his employment and at any time thereafter, at the request and cost of the Company execute and deliver all such documents and perform all such acts as the Company or its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

In the event that the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by Executive.

9. Clawback.  The Executive shall be subject to the clawback provisions of Section 9.1 of the Employment Agreement and any clawback required by law.

10. Mutual Non-Disparagement.  The Executive will not make statements about the Company or its affiliates, directors, officers or employees, or engage in conduct which could reasonably be expected to adversely affect the reputation or business of the Company or its affiliates, directors, officers or employees.  The Company shall direct the members of its Board of Directors and its executive officers not to make any statements about the Executive which could reasonably be expected to adversely affect the reputation of the Executive.  For avoidance of doubt, “Company” for purposes of the preceding sentence shall mean only AMCOL International Corporation.

11. Section 409A Compliance.

(a) To the extent applicable, it is intended that this Agreement comply with the provisions of Code Section 409A, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Employee.  This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this paragraph shall control over any contrary provisions of this Agreement.

(b) For purposes of Code Section 409A, each payment under this Agreement shall be treated as a right to a separate payment for purposes of Code Section 409A.

(c) All reimbursements and in kind benefits provided under this Agreement, including, but not limited to, payments under Section 4, shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(d) References in this Agreement to Code Section 409A include both that Section of the Code itself and any guidance promulgated thereunder.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any  provisions of this Agreement, or the provision of payments or benefits thereunder, are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12. Enforcement.  If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at an annual rate equal to the lesser of (i) (A) the highest rate of interest charged by the Company’s principal lender on its revolving credit agreements plus 200 basis points, or (B) in the absence of such a lender, 200 basis points over the prime commercial lending rate announced by The Wall Street Journal in effect from time to time during the period of such nonpayment, or (ii) the highest legally-permissible interest rate allowed to be charged under applicable law.

13. Governing Law.  The interpretation and enforcement of this Agreement shall be governed by and construed, interpreted and enforced in accordance with Illinois law, without giving effect to the conflicts of law provisions thereof.

14. Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

15. Executive’s Acknowledgment.  The Executive understands that this Agreement fully sets forth all separation benefits he will receive from the Company, and it supersedes any offers or promises, whether oral or written, which may have been made at any time.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

DATED: November 19, 2010	/s/ Lawrence E. Washow
Lawrence E. Washow

AMCOL INTERNATIONAL
CORPORATION

DATED: November 19, 2010	/s/ James W. Ashley, Jr.
By: James W. Ashley, Jr.

Its: Secretary